Exhibit 10.04

CAPSOVISION, INC
CONSULTING AGREEMENT

    This Consulting Agreement ("Agreement") is effective as of 10/16/2025, by and between CapsoVision, Inc., a Delaware corporation (the "Company") and Rebecca Petersen ("Consultant"), with residence at [***]. The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant is willing to perform such services, on the terms described below. In consideration of the mutual promises contained herein, the parties agree as follows:
l.     Services and Compensation. Consultant agrees to perform for the Company the services described in Exhibit A (the "Services"), and the Company agrees to pay Consultant the compensation described in Exhibit A for Consultant's performance of the Services.
2.     Confidentiality.
A     Definition. "Confidential Information" means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company's products or services and markets therefore, customer lists and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant became acquainted during the term of this Agreement), software, developments, inventions, processes, formulas, technology, designs, drawing, engineering, hardware configuration information, marketing, finances or other business information. Confidential Information does not include information that (i) is known to Consultant at the time of disclosure to Consultant by the Company as evidenced by written records of Consultant, (ii) has become publicly known and made generally available through no wrongful act of Consultant or (iii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure.
B.     Nonuse and Nondisclosure. Consultant will not, during or subsequent to the term of this Agreement, (i) use the Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or (ii) disclose the Confidential Information to any third party. Consultant agrees that all Confidential Information will remain the sole property of the Company. Consultant also agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information, including, but not limited to, having each of Consultant's employees and contractors, if any, with access to any Confidential Information execute a nondisclosure agreement in substantially the same form as this Agreement. Without the Company's prior written approval, Consultant will not directly or indirectly disclose to anyone the existence of this Agreement or the fact that Consultant has this arrangement with the Company.
C.     Former Client Confidential Information. Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer of Consultant or other person or entity with which
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Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any. Consultant also agrees that Consultant will not bring onto the Company's premises any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.
D.     Third Party Confidential Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary infom1ation subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that, during the term of this Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company's agreement with such third party.
E.     Return of Materials. Upon the termination of this Agreement, or upon Company's earlier request, Consultant will deliver to the Company all of the Company's property, including but not limited to all electronically stored information and passwords to access such property, or Confidential Information that Consultant may have in Consultant's possession or control.
F.     Trade Secrets. Notwithstanding the nondisclosure obligations herein, pursuant to 18 U.S.C. Section 1833(b), Consultant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of the law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
3.     Ownership.
A.     Assignment. Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, discovered, developed or reduced to practice by Consultant, solely or in collaboration with others, during the term of this Agreement that relate in any manner to the business of the Company that Consultant may be directed to undertake, investigate or experiment with or that Consultant may become associated with in work, investigation or experimentation in the Company's line of business in performing the Services under this Agreement (collectively, "Inventions"), are the sole property of the Company. Consultant also agrees to assign ( or cause to be assigned) and hereby assigns fully to the Company all Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions.
B.     Further Assurances. Consultant agrees to assist Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect to all Inventions, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions. Consultant also agrees that

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Consultant's obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement.
C.     Pre-Existing Materials. Subject to Section 3.A, Consultant agrees that if, in the course of performing the Services, Consultant incorporates into any Invention developed under this Agreement any pre-existing invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, (i) Consultant will inform Company, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Invention, and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention. Consultant will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without Company's prior written permission.
D.     Attorney-in-Fact. Consultant agrees that, if the Company is unable because of Consultant's unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant's signature for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in Section 3.A, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant's agent and attorney-in-fact, to act for and on Consultant's behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Consultant.
4.     Conflicting Obligations.
A.     Conflicts. Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or that would preclude Consultant from complying with the provisions of this Agreement. Consultant will not enter into any such conflicting agreement during the term of this Agreement. Consultant's violation of this Section 4.A will be considered a material breach under Section 6.B.
B.     Substantially Similar Designs. In view of Consultant's access to the Company's trade secrets and proprietary know-how, Consultant agrees that Consultant will not, without Company's prior written approval, design identical or substantially similar designs as those developed under this Agreement for any third party during the term of this Agreement and for a period of 12 months after the termination of this Agreement. Consultant acknowledges that the obligations in this Section 4 are ancillary to Consultant's nondisclosure obligations under Section 2.
5.     Reports. Consultant also agrees that Consultant will, from time to time during the term of this Agreement or any extension thereof, keep the Company advised as to Consultant's progress in performing the Services under this Agreement. Consultant further agrees that Consultant will, as requested by the Company, prepare written reports with respect to such progress. The Company and Consultant agree that the time required to prepare such written reports will be considered time devoted to the performance of the Services.
6.     Term and Termination.

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A.     Term. The tern of this Agreement will begin on the date of this Agreement and will continue until the earlier of (i) final completion of the Services or (ii) termination as provided in Section 6.B.
B.     Termination. Either party may terminate this Agreement upon giving the other party three (3) days' prior written notice of such termination pursuant to Section 12.E of this Agreement. The Company may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement.
C.     Survival. Upon such termination, all rights and duties of the Company and Consultant toward each other shall cease except:
(I)     The Company shall continue to be liable to all amounts owing to Consultant for Services completed and accepted by the Company prior to the termination date and related expenses, if any, submitted in accordance with the Company's policies and in accordance with the provisions of Section 1 of this Agreement; and
(2)     Section 2 (Confidentiality), Section 3 (Ownership), Section 4 (Conflicting Obligations), Section 7 (Independent Contractor; Benefits), Section 8 (Warranties and Other Obligations), Section 9 (Indemnification), Section 10 (Non-Interference), Section 11 (Arbitration and Equitable Relief) and Section 12 (Miscellaneous) will survive termination of this Agreement.
7.     Independent Contractor; Benefits.
A.     Independent Contractor. It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority. Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement and shall incur all expenses associated with performance, except as expressly provided in Exhibit A. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.
B.     Benefits. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company. If Consultant is reclassified by a state or federal agency or court as Company's employee, Consultant will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company's benefit plans or programs of the Company in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.
8.     Warranties and Other Obligations. Consultant represents, warrants and covenants that: (i) the Services will be perfom1ed in a professional and workmanlike manner and that none of such Services nor any part of this Agreement is or will be inconsistent with any obligation Consultant may have to others; (ii) all work under this Agreement shall be Consultant's original work and none of the Services or Inventions nor any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity

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(including, without limitation, Consultant); (iii) Consultant has the full right to allow it to provide Company with the assignments (including, without limitation, the assignment of Inventions in Section 3.A above) and rights provided for herein ( and has written enforceable agreements with all persons necessary to give it the rights to do the foregoing and otherwise fully perform this Agreement; (iv) Consultant shall comply with all applicable laws and Company safety rules in the course of performing the Services; and (v) if Consultant's work requires a license, Consultant has obtained that license and the license is in full force and effect.
9.     Indemnification. Consultant agrees to indemnify and hold harmless the Company and its directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys' fees and other legal expenses, arising directly or indirectly from or in connection with (i) any negligent, reckless or intentionally wrongful act of Consultant or Consultant's assistants, employees or agents, (ii) a determination by a court or agency that the Consultant is not an independent contractor, (iii) any breach by the Consultant or Consultant's assistants, employees or agents of any of the representations, warranties or covenants contained in this Agreement, (iv) any failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations, or (v) any violation or claimed violation of a third party's rights resulting in whole or in part from Inventions or the Company's use of the work product of Consultant under this Agreement.
I0.     Non-Interference. To the extent permitted by applicable law, from the date of this Agreement until 12 months after the termination of this Agreement (the "Restricted Period"), Consultant will not, without the Company's prior written consent, directly or indirectly, solicit or encourage any employee or contractor of the Company or its affiliates to terminate employment with, or cease providing services to, the Company or its affiliates.
11.     Arbitration and Equitable Relief
A.     Arbitration. Except as required by law or as otherwise set forth in this Section 11, Consultant and the Company mutually agree that any and all controversies, claims or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company, in its capacity as such or otherwise) arising out of, relating to or resulting from Consultant's performance of the Services under this Agreement or the termination of this Agreement, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283 .05 (the "Rules") and pursuant to California law. EXCEPT AS PROVIDED BELOW, CONSULTANT AND THE COMPANY EACH AGREE TO ARBITRATE, AND THEREBY AGREE TO WAIVE ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO, ALL DISPUTES ARISING FROM OR RELATED TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO: ANY STATUTORY CLAIMS UNDER STATE OR FEDERAL LAW, CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND THE CALIFORNIA LABOR CODE.
B.     Procedure. Consultant and the Company mutually agree as follows: (i) any arbitration will be administered by the American Arbitration Association ("AAA"), and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes; (ii) the arbitrator will have the power to decide any motions brought by any party to the arbitration, including discovery motions, motions for summary judgment and/or adjudication and

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motions to dismiss and demurrers, prior to any arbitration hearing; (iii) the arbitrator will issue a written decision n the merits; (iv) the arbitrator will have the power to award any remedies, including attorneys' fees and costs, available under applicable law; (v) the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA, except that Consultant shall pay the first $200.00 of any filing fees associated with any arbitration Consultant initiates; (vi) the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that, to the extent that the AAA's National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules will take precedence.
C.     Remedy. Except as provided by the Rules and for any claims that may not be subject to this Section 11 under applicable law (including claims for sexual harassment or sexual assault), arbitration will be the sole, exclusive and final remedy for any dispute between the Company and Consultant. Accordingly, except as provided for by the Rules and this Section 11, neither the Company nor Consultant will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding the foregoing, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.
D.     Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Consultant and the Company mutually agree that any party may also petition the court for injunctive relief where either party alleges or claims a violation of Sections 2 (Confidentiality), 3 (Ownership) or 4 (Conflicting Obligations) of this Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870.
E.     Administrative Relief. Consultant understands that this Agreement does not prohibit Consultant from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers' compensation board. This Agreement does, however, preclude Consultant from pursuing court action regarding any such claim.
F.     Voluntary Nature of Agreement. Consultant and the Company each acknowledge and agree that they are executing this Agreement voluntarily and without any duress or undue influence. Consultant and the Company each acknowledges and agrees that they have carefully read this Agreement and have asked any questions needed to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that they are waiving their right to a jury trial. Consultant agrees that Consultant has been provided an opportunity to seek the advice of an attorney of its choice before signing this Agreement.
11.     Miscellaneous.
A.     Governing Law. This Agreement shall be governed by the laws of California without regard to California's conflicts of law rules.
B.     Assignability. Except as otherwise provided in this Agreement, Consultant may not sell, assign or delegate any rights or obligations under this Agreement.
C.     Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Agreement.

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D.     Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement. E. Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), or sent via email (with receipt of confirmation of complete transmission) to the party at the party's address or email address written below or at such other address or email address as the party may have previously specified by like notice. If by mail, delivery shall be deemed effective three (3) business days after mailing in accordance with this Section 12(E).
(1)     If to the Company, to: CapsoVision, Inc.
18805 Cox Avenue
Suite 250
Saratoga, CA
95070 Attention:
President Email:
(2)     If to Consultant, to the address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of Consultant provided by Consultant to the Company.
F.     Attorneys' Fees. In any court action at law or equity that is brought by one of the parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys' fees, in addition to any other relief to which that party may be entitled.
G. Severability. If any provision of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.
IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first written above.
CONSULTANT                         CAPSOVISION, INC
By: /s/ Rebecca Petersen                     By: /s/ Kang-Huai (Johnny) Wang

Name: Rebecca Petersen                    Name: Johnny Wang
Address: [***]                             Title: President/CEO
[***]
Email: [***]
Phone: [***]

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EXHIBIT A
Services and Compensation
1.     Contact. Consultant's principal Company contacts:
Johnny Wang
2.     Services. The Services shall include, but shall not be limited to, the following:
A.    Advice and help with Clinical Affair
B.    Help and advice with the Clinical Affair leadership transition, including but not                 limited to 1) mentor Keri and 2) work along aside Taylor Williamsen to conduct the colon project
3.     Compensation.
A.     The Company will reimburse Consultant for all reasonable expenses incurred by Consultant in performing the Services pursuant to this Agreement if Consultant receives written consent from Johnny Wang prior to incurring such expenses and submits receipts for such expenses to the Company in accordance with Company policy.
B.     As compensation for the Services, Consultant shall earn US$150 per hour, for up to 25 hours per month. Compensation is payable monthly within 30 days upon receipt of invoice. Any hours exceeding 25 hours per work week must be pre-approved in writing by Johnny Wang, Consultant's Company contact.
Accepted and agreed as of September 24, 2025.
CONSULTANT                         CAPSOVISION, INC
By: /s/ Rebecca Petersen                     By: /s/ Kang-Huai (Johnny) Wang

Name: Rebecca Petersen                    Name: Johnny Wang
Address: [***]                             Title: President/CEO
[***]
Email: [***]
Phone: [***]